Exhibit 10(u)

LONG TERM CASH INCENTIVE AWARD AGREEMENT

LONG TERM CASH INCENTIVE AWARD AGREEMENT (“Agreement”) by Xerox Corporation, a New York corporation (the “Company”), effective July 1, 2009, and Lawrence A. Zimmerman, an employee of the Company (the “Executive”).

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has authorized the execution and delivery of this Agreement,

NOW, THEREFORE, in consideration of the promises and for other good and valuable consideration the Company agrees as follows:

1.	Meaning of Terms

“Target Amount” shall be $1,500,000.

“Agreement Date” shall be July 1, 2009.

“Vesting Date” shall be January 1, 2011.

“Share Price at Vesting” shall be the average of the Fair Market Values on every business day of the three-month period preceding the Vesting Date.

“Fair Market Value” shall have the same meaning as such term in Section 10 of the December 2007 Amendment and Restatement of the Xerox Corporation 2004 Performance Incentive Plan.

“Section 409A-Conforming Change in Control” shall have the same meaning as such term in section 22 of the December 2007 Amendment and Restatement of the Xerox Corporation 2004 Performance Incentive Plan.

2.	Payment Amount. The Company hereby promises to pay to the Executive the following amount in cash:

(a)	The amount received if the Executive retires on or after January 1, 2011 (the “Vested Amount”) shall be determined as follows:

(i)	If Share Price at Vesting is 120% or more of Fair Market Value on the Agreement Date, the Company will pay 120% of the Target Amount.

(ii)	If Share Price at Vesting equals Fair Market Value on the Agreement Date, the Company will pay 100% of the Target Amount

(iii)	If Share Price at Vesting is 80% or less of Fair Market Value on the Agreement Date, the Company will pay 80% of the Target Amount

(iv)	If Share Price at Vesting is a percentage between 80% and 120% of Fair Market Value on the Agreement Date, the Company will pay an amount computed as such percentage multiplied by the Target Amount.

(b)	The amount received if the Executive retires before January 1, 2011 (the “Guaranteed Amount”), shall be determined as follows: the Company will pay an amount equal to the Vested Amount, as provided under Section 2(a) had retirement occurred on or after January 1, 2011, multiplied by a fraction, the numerator of which is the number of full months of service the Executive performs with the Company between the Agreement Date and the Vesting Date, and the denominator of which is 18.

3.	Discretionary Amount — Retirement with Agreement. If the Executive retires before January 1, 2011, with the agreement of the Committee, the Committee at its sole discretion may accelerate vesting by causing the Company to pay to the Executive, as provided under Section 4, an additional amount, not to exceed the difference between (a) the Vested Amount, as provided under Section 2(a) had retirement occurred on or after January 1, 2011, and (b) the Guaranteed Amount earned as of retirement under Section 2(b).

4.	Payout Date

(a)	The amounts paid under this Agreement shall be paid on the Vesting Date, based on the Share Price at Vesting.

(b)	If the Executive dies before January 1, 2011, the Target Amount shall be paid immediately to the Executive’s estate.

(c)	If after the occurrence of a Section 409A-Conforming Change in Control, the Executive has a Termination for Good Reason or an involuntary termination of employment (other than a termination for Cause according to a determination made before such Change in Control), vesting shall be accelerated and payout shall be as provided under this Agreement.

For purposes of the preceding sentence, the term “Termination for Good Reason” shall have its meaning as defined under the Xerox Corporation 2004 Performance Incentive Plan, December 2007 Amendment and Restatement, and “Cause” shall mean (i) a violation of any of the rules, policies, procedures or guidelines of the Company, including but not limited to the Company’s Business Ethics Policy and the Proprietary Information and Conflict of Interest Agreement (ii) any conduct which qualifies for “immediate discharge” under the Company’s Human Resource Policies as in effect from time to time (iii) rendering services to a firm which engages, or engaging directly or indirectly, in any business that is competitive with the Company or represents a conflict of interest with the interests of the Company; (iv) conviction of, or entering a guilty plea with respect to, a crime whether or not connected with the Company; or (v) any other conduct determined to be injurious, detrimental or prejudicial to any interest of the Company.

5.	Withholding. All amounts under this Agreement shall be paid net of any applicable withholding required under federal, state or local law.

6.	Non-Engagement in Detrimental Activity Against the Company. If the Executive is deemed by the Committee in its sole discretion to have engaged in detrimental activity against the Company, any award granted to such Executive or former Executive shall be cancelled and be of no further force or effect and any payment or delivery of an award within six months prior to such detrimental activity may be rescinded. In the event of any such rescission, the Executive shall pay to the Company the payment received pursuant to this Agreement.

7	Notices. Notices hereunder shall be in writing and if to the Company shall be mailed to the Company at P.O. Box 4505, 45 Glover Avenue, 6th Floor, Norwalk, Connecticut 06856-4505, addressed to the attention of Executive Compensation, and if to the Executive, shall be delivered personally or mailed to the Executive at his address as the same appears on the records of the Company.

8.	Interpretation of this Agreement. The Committee shall have full discretionary authority to interpret the Agreement and to take whatever administrative actions as the Committee in its sole discretion shall deem to be advisable. All decisions, interpretations and administrative actions made by the Committee hereunder shall be binding and conclusive on the Company and the Executive.

9.	Successors and Assigns. This Agreement shall be binding and inure to the benefit of the parties hereto and the successors and assigns of the Company and the personal representatives, legatees and heirs of the Executive.

10.	Governing Law. The validity, construction and effect of the Agreement and any actions taken under or relating to this Agreement shall be determined in accordance with the laws of the state of New York and applicable Federal law.

11.	Severability. In case any provision in the Agreement, or in any other instrument referred to herein, shall become invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions in the Agreement, or in any other instrument referred to herein, shall not in any way be affected or impaired thereby.

12.	Integration of Terms. This Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes any and all oral statements and prior writings with respect thereto.

IN WITNESS WHEREOF, the Company has executed this Agreement as of the day and year set forth herein.

XEROX CORPORATION

By:
Signature

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